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                                   EXHIBIT 4.6

                                    ADDENDUM
                                       TO
                          ALYDAAR SOFTWARE CORPORATION
                            OMNIBUS STOCK OPTION PLAN

         THIS ADDENDUM is effective as of the 4th day of June, 1999 to the ALYDAAR SOFTWARE CORPORATION OMNIBUS STOCK PLAN ("Plan") pursuant to approval by the shareholders of Alydaar Software Corporation, as recorded in the minutes of the 1999 Alydaar Software Corporation Annual Shareholder Meeting, dated June 4, 1999. The provisions of this Addendum are hereby made a part of the Plan. Should a conflict exist among the provisions of the Plan, the Exhibits thereto and this Addendum, the provision of this Addendum shall control. Any terms in capital letters not defined in this Addendum shall have the meaning set forth in the Plan.

1. Each instance of "Alydaar Software Corporation" in the Plan, including in the title of the Plan, shall be deleted and replaced with "Information Architects Corporation".



By:  /s/ J. Dain Dulaney, Jr.
   --------------------------
Print Name: J. Dain Dulaney, Jr.
Title: Secretary, Alydaar Software Corporation